As filed with the Securities and Exchange Commission on April 30, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SIRNA THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	34-1697351
(State or Other Jurisdiction of	(IRS Employer Identification Number)
Incorporation or Organization)

2950 Wilderness Place, Boulder, Colorado 80301

(Address of Principal Executive Offices) (Zip Code)

401(k) SALARY REDUCTION PLAN AND TRUST

2001 STOCK OPTION PLAN

EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the Plan)

Marvin Tancer

Sirna Therapeutics, Inc.

2950 Wilderness Place

Boulder, Colorado 80301

(Name and Address of Agent for Service)

(303) 449-6500

(Telephone Number of Agent for Service)

COPIES TO:

Warren L. Troupe, Esq.

Morrison & Foerster LLP

370 17th Street, Suite 5200

Denver, Colorado 80202

(303) 592-2255

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (4)		Proposed Maximum Offering Price Per Share (5)	Proposed Maximum Aggregate Offering Price (5)	Amount of Registration Fee

Common Stock, par value $0.01 per share	1,000,000	(1)	$3.34	$ 3,340,000	$ 271
Common Stock, par value $0.01 per share	5,666,666	(2)	$3.34	$18,926,664	$1,532
Common Stock, par value $0.01 per share	833,333	(3)	$3.34	$ 2,783,333	$ 226

(1) This amount represents an additional 1,000,000 shares of Common Stock issuable under the registrant’s 401(k) Salary Reduction Plan and Trust.

(2) This amount represents a 5,666,666 share increase in the number of shares of Common Stock authorized for issuance under the registrant’s 2001 Stock Option Plan.

(3) This amount represents a 833,333 share increase in the number of shares of Common Stock authorized for issuance under the registrant’s Employee Stock Purchase Plan.

(4) Pursuant to Rule 416, for each of the amounts indicated, this Registration Statement also covers an indeterminate number of additional shares of Common Stock which may become available for issuance to cover possible adjustments under the aforementioned plans, for example, by reason of stock dividend, stock split, recapitalization or other similar transaction.

(5) The proposed maximum offering price per share and maximum aggregate offering price are estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h).

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Sirna Therapeutics, Inc. (the “Company”), formerly known as Ribozyme Pharmaceuticals, Inc., pursuant to General Instruction E to Form S-8 to register the following additional securities (all share figures in this Form S-8 have been adjusted to reflect the Company’s 1-for-6 reverse stock split effective with the beginning of trading on April 17, 2003):

•	An additional 1,000,000 shares of Common Stock which are issuable under the Company’s 401(k) Salary Reduction Plan and Trust. The contents of the following Registration Statement on Form S-8, which was previously filed by the Company relating to this plan, are hereby incorporated by reference to this Registration Statement in accordance with General Instruction E to Form S-8:

1.	File No. 333-28991, filed on June 11, 1997

•	An additional 5,666,666 shares of Common Stock which may be offered and sold to participants under the Company’s 2001 Stock Option Plan. The contents of the following Registration Statements on Form S-8 and Proxy Statement, which were previously filed by the Company relating to this plan, are hereby incorporated by reference to this Registration Statement in accordance with General Instruction E to Form S-8:

1.	File No. 000-27914, filed on March 7, 2003

2.	File No. 333-101256, filed on November 15, 2002

3.	File No. 333-70618, filed by the Company on October 1, 2001

•	An additional 833,333shares of Common Stock which may be offered and sold to participants under the Company’s Employee Stock Purchase Plan. The contents of the following Registration Statements on Form S-8, which were previously filed by the Company relating to this plan, are hereby incorporated by reference to this Registration Statement in accordance with General Instruction E to Form S-8:

1.	File No. 333-70616, filed on October 1, 2001

2.	File No. 333-07135, filed by the Company on June 28, 1996

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and Company information and employee plan annual information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities and Exchange Commission (“Commission”). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, all of which were previously filed by the Company (File No. 0-26692) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”), are hereby incorporated by reference:

(1)     The Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Commission on March 28, 2003.

(2)     The Company’s Definitive Proxy Statement in connection with a Special Meeting of Stockholders held on April 16, 2003, filed with the Commission on March 7, 2003.

(3)     The Company’s Amendments to its Quarterly Reports on Forms 10-Q for the quarters ended September 30, 2002, June 30, 2002 and March 31, 2002, filed with the Commission on February 11, 2003.

(4)     The Company’s Amendment to its Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Commission on February 11, 2003.

(5)     The Company’s Current Reports on Form 8-K filed with the Commission on April 24, 2003 and February 14, 2003.

(6)     All other reports filed pursuant to Section 13(a) or 13(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (1) above.

(7)     The description of the Company’s Common Stock, par value $0.01 per share, contained in the Company’s Registration Statement on Form SB-2, File No. 333-1908-D.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL

The legality of the Common Stock registered pursuant to this Form S-8 Registration Statement will be passed upon for the Company by the law firm of Morrison & Foerster LLP, 370 17th Street, Suite 5200, Denver, Colorado 80202, which has served as special counsel to the Company in the preparation of the Form S-8 Registration Statement. No members of Morrison & Foerster LLP have a substantial interest in the Company or are employed on a contingent basis by the Company.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made against expenses in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Article VII of the Amended and Restated Certificate of Incorporation of the Company reads, in part, as follows:

“(A)     Limitation of Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.”

“(B)     Indemnification. The Corporation shall indemnify to the fullest extent permitted by law any person who was or is made or is threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise.”

Article V of the Amended and Restated Bylaws of the Company reads, in part, as follows:

“Each person who was or is a party or is threatened to be made a party to or is involved (as a party, witness, or otherwise), in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “Proceeding”), by reason of the fact that he, or a person of whom he is the legal representative, is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans (hereinafter “Other Entity”), whether the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent (hereafter an “Agent”), shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended or interpreted (but, in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the corporation to provide broader indemnification rights than were permitted prior thereto) against all expenses, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed on any Agent as a result of the actual or deemed receipt of any payments under this Article VI) reasonably incurred or suffered by such person in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding (hereinafter “Expenses”); provided, however, that except as to actions to enforce indemnification rights pursuant to Section 3 of this Article VI, the corporation shall indemnify any Agent seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Article VI shall be a contract right.”

In addition, the Company has entered into indemnification agreements with certain of its directors and officers whereby the Company will, in general (subject to certain exceptions), indemnify such individuals to the extent permitted by law against liabilities, costs or expenses arising out of his or her status as a director or officer of the Company or any subsidiary of the Company, or by reason of any action or inaction on the part of such individual while serving in such capacity.

The Company also maintains standard policies of indemnity insurance pursuant to which directors and officers are indemnified or insured against liability or loss under certain circumstances.

ITEM 8.    EXHIBITS

The following exhibits are attached to this Registration Statement:

Exhibit No.	Description

5	Opinion of Morrison & Foerster LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5 hereto)

24	Power of Attorney (included on signature page hereto)

99.1

401(k) Salary Reduction Plan & Trust (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission on June 11, 1997 (File No. 333-28991)).

99.2

2001 Stock Option Plan (as amended and restated as of February 4, 2003) (incorporated by reference to Annex C to the Company’s Proxy Statement dated March 7, 2003, filed by the Company with the Securities and Exchange Commission on March 7, 2003 (File No. 000-27914)).

99.3

Employee Stock Purchase Plan (incorporated by reference to Exhibit 4 of the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission on October 1, 2001 (File No. 333-70616)).

Pursuant to Instruction (b) under Item 8 of Form S-8, the Company hereby undertakes that it will submit or has submitted the plan intended to be qualified under Section 401 of the Internal Revenue Code and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify such plan.

ITEM 9.     UNDERTAKINGS

(a)	The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	FILING OF REGISTRATION STATEMENT ON FORM S-8

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder and the State of Colorado, on this 29th day of April, 2003.

SIRNA THERAPEUTICS, INC.

By:	/s/ Howard W. Robin
Howard W. Robin
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Howard W. Robin and Marvin Tancer and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or any one of them, or their or his substitute or substitutes, may lawfully do or causes to be done by virtue hereof.

SIGNATURE	TITLE	DATE

/s/ Howard W. Robin Howard W. Robin	Director, Chief Executive Officer and President	April 30, 2003

/s/ Dr. Douglas Fambrough Douglas Fambrough, Ph.D.	Director	April 30, 2003

/s/ Jeremy L. Curnock Cook Jeremy L. Curnock Cook	Director	April 30, 2003

/s/ Dr. James Niedel James Niedel, M.D., Ph.D.	Director	April 30, 2003

/s/ Dr. Bryan Roberts Bryan Roberts, Ph.D.	Director	April 30, 2003

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

5	Opinion of Morrison & Foerster LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5 hereto)

24	Power of Attorney (included on signature page hereto)

99.1

401(k) Salary Reduction Plan & Trust (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission on June 11, 1997 (File No. 333-28991)).

99.2

2001 Stock Option Plan (as amended and restated as of February 4, 2003) (incorporated by reference to Annex C to the Company’s Proxy Statement dated March 7, 2003, filed by the Company with the Securities and Exchange Commission on March 7, 2003 (File No. 000-27914)).

99.3

Employee Stock Purchase Plan (incorporated by reference to Exhibit 4 of the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission on October 1, 2001 (File No. 333-70616)).